EXHIBIT 99.1

Contact:
Sean McHugh
Vice President
Investor Relations and Communications
(970) 506-7490

SWIFT & COMPANY ANNOUNCES GREELEY BEEF PLANT OPERATIONAL UPGRADES
AND PRODUCTION REALIGNMENT
Value-Added Enhancements, Line Upgrades Optimize Facility for Double Shift Operations
Upon Return of More Historical Beef Market Conditions
GREELEY, COLO., February 16, 2006 — Swift & Company, the world’s second-largest processor of fresh beef and pork products, today announced plans to introduce new value-added processing equipment and line configuration upgrades to the Greeley beef production facility. These enhancements build upon existing value-added capabilities initially introduced in December of 2004 and are designed to increase the plant’s operational efficiency.
Swift & Company’s President and CEO Sam Rovit commented, “Last fall, Swift & Company unveiled a new strategic vision to become the best red meat provider in the world. Important components of that vision included the need for innovation and operational excellence. Today, we are announcing investments in our Greeley beef plant that will expand our innovative value-added processing capabilities and strengthen our competitive position in the marketplace.”
Expected operational improvements resulting from the plant upgrades will drive the consolidation of the primary fabrication and value-added processing from two shifts into a single shift beginning in April 2006. This consolidation is expected to temporarily displace approximately 300 employees in the short term. Some displaced employees may have the opportunity to continue with Swift through transfers to other production plants; others may be recalled to fulfill openings resulting from routine turnover and expanded production as dictated by market conditions.
Rovit concluded, “The enhancements announced today better position our Greeley beef facility for the eventual return of more historical market conditions, as we now have the ability to conduct balanced double shift operations — harvesting, primary fabrication and value-added processing. Furthermore, efficiencies generated by the upgrades will uphold our standing within a historically competitive, low-margin industry.”
About Swift & Company
With nearly $10 billion in annual sales, Swift & Company is the world’s second-largest processor of fresh beef and pork. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets, and delivers fresh, further processed and value-added beef and pork products to customers in the United States and international markets. For more information, please visit www.swiftbrands.com.